Exhibit 99.1

         RAMPART CAPITAL CORPORATION REPORTS LOSS FOR FIRST QUARTER 2003

Houston, Texas, May 16, 2002  --  Rampart Capital Corporation ("Rampart") (Amex:
RAC and RAC.ws) reported net loss of $(346,087) or $(0.12) per share on revenues of $2,115,758 for the quarter ended March 31, 2003. For the same period in 2002, the quarterly net income was $228,820 or $0.08 per share on revenues of $840,945, after an extraordinary gain of $430,000.

Comparative earnings data is summarized below:

                                                            Quarter Ended March  31,
                                                            ------------------------
                                                               2003         2002
                                                            -----------  -----------
     Total revenue                                          $2,115,758   $  840,945
     Net income (loss) before extraordinary gain            $ (346,087)  $ (201,180)
     Extraordinary gain                                              -   $  430,000
     Net income                                             $ (346,087)  $  228,820
     Basic & diluted net earnings (loss) per common shares  $    (0.12)  $     0.08
     Weighted average common shares outstanding              2,905,143    2,905,143

During the first quarter of 2003, the Company recognized an impairment loss of $742,174 on its golf course and conference center. Financial Accounting Standards Board Standard 144 requires the impairment of costs of long-lived assets when circumstances occur that would cause the Company to realize less than the costs capitalized for that asset. The golf market in the Houston area has been depressed by overbuilding and a decrease in overall play. These conditions have resulted in continued operating losses and significant declines in golf property values throughout the Houston market. Despite increased marketing efforts and significant improvements to the course, the Company has experienced significant losses for the last three years. The impairment was based upon a current restricted appraisal dated May 5, 2003. The Company expects to receive a non-restricted appraisal within the next 30 days. There was no corresponding loss impairment of any long-lived asset during the first quarter of 2002.

For the first quarter of 2003, Rampart's revenues were up primarily because of major collections activity, increased sales of town homes at our redevelopment project, and increased margins in our Real Estate Financing segment. Lot sales and new home starts in the Newport subdivision continue and are in-line with management's expectations.

Rampart is a financial services company whose primary business activities include (i) acquiring undervalued financial and real estate assets, rehabilitating those assets and selling or operating those assets for profit,
(ii) operating commercial real estate assets and (iii) making short-term bridge loans secured by real estate.

This press release contains forward-looking statements under federal securities laws, including statements regarding Rampart Capital Corporation's expected future business and prospects. These forward-looking statements are based upon current expectations and involve certain risks that could cause actual results to differ materially from any such statement. These risks and uncertainties include (1) tightening of credit markets, (2) volatility in the real estate markets and interest rates, (3) emerging competition, (4) changes in regulations in the industries we serve (5) changes in general economic conditions, particularly within the regions in which we operate, (6) market valuation risks, and (7) terrorist activities.

Contact:     Rampart Capital Corporation
             Chuck Janke, Jim Carpenter, Charles Presley & Eileen Fashoro at 713-223-4610


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